UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION WASHINGTON, D.C.
20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

August 21, 2018
Date of report (Date of earliest event reported):


                     Ember Therapeutics Inc.
      (Exact name of registrant as specified in its charter)


            Delaware       033-13474-NY           01-3341552
(State or Other
Jurisdiction
(Commission File
Number)
(IRS Employer
of Incorporation)
Identification
No.)
One World Trade Center, 85th Floor
         New York, New York.   10007
 (Address of Principal Executive
Officers)

Registrant's telephone number,
including area code:  646-406-6243

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

	On August 17, 2018, Ember Therapeutics Inc. (?Ember Therapeutics?) issued a press release regarding a non-binding letter of intent with Viscogliosi Brothers LLC, a private equity investment firm focused on developing innovative neuromusculoskeletal technologies, for the purchase of Ember Therapeutics? OP-1 product family and related assets, which includes OP-1 implant, OP-1 Putty,
Opgenra and Osigraft for use in orthopaedic bone applications.   The
press release states an expected close of late Q3 or Q4 and the transaction is subject to financing.

Item 9.01 	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished with this report:

99.1	Press Release issued August 17, 2018 by Ember Therapeutics Inc.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:

By: /s/ Joseph Hernandez
           Joseph Hernandez
           Chairman

Date:  August 23, 2018

Exhibit 99.1

Ember Therapeutics Enters Into Agreement to Divest OP-1 Portfolio Program to Viscogliosi Brothers, LLC
August 17, 2018
New York, NY.--(BUSINESS WIRE) Ember Therapeutics, Inc., a clinical stage biopharmaceutical company focused on the clinical application of Bone Morphogenetic Protein-7 (BMP-7), announced today that it has entered into a letter of intent with Viscogliosi Brothers, LLC (VB), a private equity investment firm focused on developing innovative neuromusculoskeletal technologies, for the sale of its OP-1 product family and related assets, which includes OP-1 Implant, OP-1 Putty, Opgenra and Osigraft for use in orthopaedic bone applications.

Ember Therapeutics had acquired the exclusive, worldwide license to the BMP-7 and OP-1 portfolio and associated intellectual property from Stryker Corporation in 2014. The previously commercialized OP-1 product portfolio had at one point generated approximately $100M in annual revenues for Stryker and had been viewed as a formidable competitor to Medtronic?s Infuse.
The transaction is expected to close in late Q3 or Q4 of this year and is subject to financing. ?This transaction allows Ember to continue to focus on our exciting late stage osteoarthritis (OA) program which offers the potential of addressing the actual cause of this debilitating disease by regrowing cartilage in the knee. OP-1, a related product for bone, has an immense amount of potential as has been previously used in over 50,000 patients,? stated Joseph Hernandez, Executive Chairman of Ember Therapeutics. ?We are excited to be working with the Viscogliosi Brothers in their efforts to commercially relaunch these products.?
?We believe bone repair and regeneration is the future of orthopaedic healthcare,? stated Anthony G. Viscogliosi, principal of Viscogliosi Brothers, LLC. ?VB is delighted to have access once again to the previously commercialized OP-1 product family formerly owned by Stryker Biotech. This is the second publicly announced step VB has taken in the direction of assembling what we believe will be the leading global portfolio of BMP technology for stimulating bone growth.?
About Ember Therapeutics, Inc.

Ember Therapeutics, Inc. is a pharmaceutical company developing targeted therapies for pain, osteoarthritis, kidney fibrosis and other regenerative medicines. In particular, Ember Therapeutics, Inc. has two commercial stage products and a late stage Phase 3 ready assets. For more information, please visit www.embertx.com.

About Viscogliosi Brothers, LLC
Established by Marc R. Viscogliosi, John J. Viscogliosi and Anthony G. Viscogliosi in New York City, in 1999, Viscogliosi Brothers, LLC (VB), is a family office holding company specializing in venture capital, private equity and merchant banking in the neuro-musculoskeletal/orthopedic industry.
VB?s vision is dedicated to improving healthcare and the quality of life for humanity by finding innovative orthopedic concepts and supporting them to become sustainable technologies that can be commercialized globally to lead the evolution in orthopedic standards of care.
To accomplish this vision, VB discovers technologies, creates products and develops, builds, operates and finances companies founded on innovative and ?life changing? technologies. VB principals have participated in more than 300 transactions, have invested in more than 20 companies and have formed more than ten funds.
Companies and funds that VB participated in have generated more than $1.5 billion in exit proceeds for investors through 14 exits in the last 18 years. Through its portfolio companies VB has defined 7 new orthopedic industry categories and its investments have helped commercialize more than 75 medtech devices, including eleven number one orthopedic technologies in seven market leading businesses.
VB orthopedic portfolio companies? products have been implanted in nearly 300,000 people in more than 70 countries globally.
For more information, please visit www.vbllc.com.

Forward-Looking Statements
These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimate" and "intend," among others. These forward-looking statements are based on Ember Therapeutics' current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Ember Therapeutics does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.
Contact Information
For more information please contact Ember Therapeutics at 646-829-1281 or info@embertx.com